SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 20, 2005
Agere Systems Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-16397 (Commission File Number)	22-3746606 (IRS Employer Identification No.)

1110 American Parkway NE	18109
Allentown, Pennsylvania	(Zip Code)
(Address of principal executive
offices)
(610) 712-1000
(Registrant’s Telephone Number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02. Results of Operations and Financial Condition.
     On October 26, 2005, Agere Systems issued a news release announcing its financial results for the quarter ended September 30, 2005. A copy of that news release is attached to this report as Exhibit 99.1.
     The news release contains information about our net income, excluding gain or loss from the sale of, and income or loss from, discontinued operations; restructuring related charges included in costs, primarily increased depreciation; certain other non cash charges including equity compensation; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of accounting changes and certain nonrecurring charges. We believe that information presented on this basis, while not a substitute for financial information prepared in accordance with generally accepted accounting principles, will allow investors to more easily compare our financial performance on an operating basis in different fiscal periods. In fiscal 2005, net income computed on this basis was one of the performance measures we used to determine the level of employee bonuses.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 25, 2005, John T. Dickson retired from his positions as President and Chief Executive Officer, and resigned his position as a member of the Board of Directors, of Agere Systems. On that date, the Board appointed Richard L. Clemmer as President and Chief Executive Officer. Mr. Clemmer is currently a member of Agere’s Board of Directors. Effective October 25, 2005, Mr. Clemmer resigned his position as Chairman and a member of Agere’s Audit Committee.
Mr. Clemmer, 53, has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Since June 2004, he has been a partner at Shelter Capital Partners, a private investment fund. Since 2003, he has been Chairman and President of Venture Capital Technology LLC, which is focused on investing in and consulting for technology companies, primarily involved as Chairman of uNav Microelectronics, an emerging global positioning systems chipset company. Between May 2001 and January 2003, he was on the Board and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. Prior to Quantum, Mr. Clemmer served at Texas Instruments Incorporated for over 20 years, including between 1988 and 1996 as Senior Vice President and Chief Financial Officer of Texas Instruments’ Semiconductor Group. Mr. Clemmer is a director of i2 Technologies, Inc. and Excel Switching Corp.
The terms of Mr. Clemmer’s employment as President and Chief Executive Officer have not yet been set. Agere will file an amendment to this report after they have been determined.
On October 20, 2005, the Board of Directors appointed Gary J. Wojtaszek, 39, Vice President, Corporate Controller, to serve as the Company’s principal accounting officer, effective that date. Mr. Wojtaszek has been Vice President, Corporate Controller since September 2004. Prior to that time, Mr. Wojtaszek held a number of positions in Agere’s CFO organization since joining the company in April 2001, including Finance Director; Assistant Treasurer; Infrastructure Systems Group Controller; and Mobility Controller. Prior to joining the Company, Mr. Wojtaszek served as Regional Treasurer for Delphi Automotive Systems, Europe. Mr. Wojtaszek succeeds Peter Kelly as principal accounting officer. Mr. Kelly continues as the Company’s Executive Vice President and Chief Financial Officer.
Item 8.01. Other Events.
     Attached as Exhibit 99.2 is a chart detailing Agere’s intellectual property revenue for the quarter and twelve months ending September 30, 2005.
     On October 26, 2005, Agere announced that its Board of Directors had authorized the repurchase of up to $200 million of its common stock.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	News release dated October 26, 2005
99.2	Intellectual property revenue by operating segment

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.
Date: October 26, 2005	By:	/s/ Peter Kelly
		Name:	Peter Kelly
		Title:	Executive Vice President and Chief Financial Officer